EXHIBIT 10.2

SECURITY AGREEMENT
SECURITY AGREEMENT, dated as of December 30, 2019, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of ARES CAPITAL CORPORATION, a Maryland corporation, as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) acting pursuant to this Agreement for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among EVOLENT HEALTH, INC., a Delaware corporation (“Parent”) EVOLENT HEALTH LLC, a Delaware limited liability company (the “Borrower”), its Subsidiaries signatory thereto as Guarantors or hereafter designated as Guarantors pursuant to Section 8.11 of the Credit Agreement, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”) and the Administrative Agent, the Lenders have severally agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, pursuant to the Guarantee Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, and together with any other such agreement at any time executed and delivered to the Administrative Agent by any other Guarantor, the “Guarantee Agreement”), delivered by the Guarantors party thereto in favor of Administrative Agent, such Guarantors have guaranteed the payment and performance of the Borrower’s obligations and liabilities under the Credit Agreement as more fully set forth therein;
WHEREAS, each of the Grantors is a member of an affiliated group of companies that includes each other;
WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefits from the making of the Loans and other financial accommodations under the Credit Agreement; and
WHEREAS, it is a condition precedent to the obligation of the Lenders to make and continue making their respective Loans to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the benefit of the Secured Parties;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make and continue making their respective Loans to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS
1.1.    Definitions. (1) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms which are defined in the UCC are used herein as so defined: Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Contract, Document, Equipment, Farm Product, General Intangible, Goods, Instrument, Inventory, Letter-of-Credit Right and Supporting Obligation. All other terms used herein without definition which are not defined in the Credit Agreement shall have the definitions given therefor in the UCC.
(a)    The following terms shall have the following meanings:
“Agreement” shall mean this Security Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Applicable Date” shall mean (A) with respect to any Grantor that is a party hereto on the Closing Date, the Closing Date or (B) with respect to any Grantor that is not a party hereto on the Closing Date, the date on which an Assumption Agreement is executed and delivered by such Grantor.
“Assumption Agreement” shall have the meaning set forth in Section 7.13.
“Collateral” shall have the meaning set forth in Section 2.1.
“Collateral Account” shall mean any collateral account established by the Administrative Agent as provided in Sections 5.1 or 5.4.
“Copyrights” shall mean, with respect to any Grantor, (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5, as such schedule may be amended from time to time, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (b) the right to obtain all renewals thereof.
“Copyright Licenses” shall mean any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
“Deposit Account” shall, with respect to any Grantor, have the meaning set forth in the UCC and, in any event, include, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.
“Excluded Collateral” shall have the meaning set forth in Section 2.2.

“Guarantor Obligations” shall mean, with respect to each Guarantor, the unpaid “Obligations” (as defined under the Credit Agreement).
“Guarantors” shall mean, collectively, each Grantor other than the Borrower.
“Intellectual Property” shall mean, with respect to any Grantor, collectively, all rights, priorities and privileges (including, without limitation, any IP Ancillary Rights) relating to intellectual property, now owned or hereafter acquired and owned by such Grantor, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents, and the Trademarks.
“Intercompany Note” shall mean any promissory note evidencing loans made by any Grantor to any other Grantor or to any Subsidiary of any Grantor.
“Investment Property” shall mean, with respect to any Grantor, collectively, (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.
“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property, and, in each case, all rights to obtain any other IP Ancillary Right throughout the world.
“IP License” means all contractual obligations (and any related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.
“Issuers” shall mean, collectively, each issuer of any Investment Property.
“Patents” shall mean, with respect to any Grantor, (a) all letters patent of the United States, and any other jurisdiction, country or any political subdivision thereof, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 5, as such schedule may be amended from time to time, (b) all applications for letters patent of the United States and any other jurisdiction, country or any political subdivision thereof, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions thereof, including, without limitation, any of the foregoing referred to in Schedule 5, as such schedule may be amended from time to time, and (c) all rights to obtain any foreign counterparts to, divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of the foregoing.
“Pledged Notes” shall mean all promissory notes listed on Schedule 1, as such schedule may be amended from time to time, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).
“Pledged Stock” shall mean the shares of Capital Stock listed on Schedule 4, as such schedule may be amended from time to time, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect, in each case, except to the extent constituting Excluded Collateral.
“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.
“Receivable” shall mean any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).
“Secured Obligations” shall mean (a) in the case of the Borrower, the “Obligations” as defined in the Credit Agreement and (b) in the case of the Guarantors, the Guarantor Obligations.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Termination Date” shall mean the date on which (a) the Loans and the other Secured Obligations (other than Unasserted Contingent Obligations) shall have been paid in full in accordance with the terms of the Credit Agreement and the other Credit Documents and (b) the Commitments have been terminated.
“Third Party” means a party who is not a Credit Party or an Affiliate of any Credit Party.
“Third Party IP License” has the meaning set forth in Section 2.3.
“Trade Secrets” mean, with respect to any Grantor, all right, title and interest (and any related IP Ancillary Rights) arising under any Requirement of Law in or relating to proprietary, confidential and/or non-public information, however documented, including but not limited to confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and all other trade secrets.
“Trademarks” shall mean, with respect to any Grantor, (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5, as such schedule may be amended from time to time, and (b) the right to obtain all extensions or renewals thereof.
“UCC” shall mean the Uniform Commercial Code as in effect in the state of New York, as amended or modified from time to time.
“Unasserted Contingent Obligations” shall mean, at any time, Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment or indemnification (whether oral or written) has been made.
1.2.    Other Definitional Provisions. (1) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(a)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.
SECTION 2. GRANT OF SECURITY INTEREST
2.1.    Each Grantor hereby pledges and collaterally assigns to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, a security interest in all of the personal property listed below, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, wherever located (collectively, the “Collateral”), as collateral security for the prompt and complete payment in full and performance when due (whether at the stated maturity, by acceleration or otherwise) of its Secured Obligations:
(a)    all Accounts;
(b)    all Chattel Paper;
(c)    all Contracts;
(d)    all Deposit Accounts;
(e)    all Documents;

(f)    all Equipment;
(g)    all General Intangibles;
(h)    all Instruments;
(i)    all Intellectual Property;
(j)    all Inventory;
(k)    all Investment Property;
(l)    all IP Licenses;
(m)    all Letter-of-Credit Rights;
(n)    all Goods and other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);
(o)    all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution or violation of any Intellectual Property;
(p)    all books and records pertaining to the Collateral;
(q)    all Commercial Tort Claims listed on Schedule 6, as such schedule may be amended from time to time, or described in any notice sent pursuant to Section 4.9;
(r)    to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
(s)    to the extent not covered by clauses (a) through (p) of this sentence, all other assets, personal property and rights of such Grantor, whether tangible or intangible; and
(t)    subject to Section 2.3, any Grantor’s rights under any agreement, including without limitation, such Grantor’s rights to claim a reversionary interest in any Intellectual Property pursuant to an underlying agreement.
2.2.    Notwithstanding the foregoing, “Collateral” shall not include, and the representations and covenants herein shall not apply to, the following (such items, the “Excluded Collateral”):
(a)    more than 65% of the Voting Stock of each Foreign Subsidiary or Domestic Holding Company directly held by any Grantor if to do so would cause adverse tax consequences for any Grantor; provided, that immediately upon any amendment of the Code that would allow the pledge of a greater percentage of such Voting Stock without adverse tax consequences, “Collateral” shall include such greater percentage of Voting Stock of such Foreign Subsidiary from that time forward;
(b)    any application for a trademark that would otherwise be deemed invalidated, cancelled or abandoned due to the grant of a Lien thereon unless and until such time as the grant of such Lien will not affect the validity of such trademark;
(c)    any rights or interests in any lease, license, contract, or agreement, as such or the assets subject thereto if under the terms of such lease, license, contract, or agreement, or Applicable Law with respect thereto, the valid grant of a Lien therein or in such assets to Administrative Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract, or agreement has not been or is not otherwise obtained or under Applicable Law such prohibition cannot be waived; provided, however, the foregoing exclusions shall in no way be construed (i) to apply if any such prohibition would be rendered ineffective under the UCC (including Sections 9-406, 9-407 and 9-408 thereof) or other Applicable Law (including the United States bankruptcy code) or principles of equity, (ii) so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing Liens upon any rights or interests of any Grantor in or to the Proceeds thereof (including proceeds from the sale, license, lease or other disposition thereof), including monies due or to become due under any such lease, license, contract, or agreement (including any Accounts or other Receivables) to the extent such Proceeds are not themselves Excluded Collateral, or (iii) to apply at such time as the condition causing such prohibition shall be remedied and, to the extent severable, “Collateral” shall include any portion of such lease, license, contract, agreement or assets subject thereto that does not result in such prohibition;
(d)    Capital Stock in any joint venture or Subsidiary that is not a wholly owned Subsidiary to the extent that granting a pledge of or a security interest in such Capital Stock under the Security Documents would not be permitted by the terms of such joint venture or such Subsidiary’s Organizational Documents;
(e)    any United States intent-to-use trademark applications or intent-to-use service mark applications to the extent and for so long as the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of, a Credit Party’s right, title or interest therein or any trademark or service mark issued as a result of such application under applicable Federal law;
(f)    assets in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of obtaining or perfecting a security interest under the Credit Documents in such assets is excessive in relation to the benefit to the Secured Parties afforded thereby;
(g)    any motor vehicles and any other assets subject to a certificate of title (other than proceeds thereof), to the extent a security interest in such motor vehicles or other assets cannot be perfected solely by filing a UCC financing statement;

(h)    (i) any fee-owned Real Property that is not Material Real Property and (ii) any other Real Property in which the Grantors do not have a fee simple interest (and for the avoidance of doubt, the Credit Parties shall not be required to obtain landlord waivers, estoppels or collateral access letters for any Real Property);
(i)    margin stock and any Capital Stock of any Excluded Subsidiary;
(j)    any lease, license or agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than a Grantor) after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law;
(k)    all Excluded Accounts; and
(l)    any property owed to or owned by any providers of an accountable care organization.
For the avoidance of doubt, no Grantor shall be required to enter into any pledge, security agreement, deed, charge agreement or similar agreement granting a security interest in any asset or property located outside of the United States or take any other action to create or perfect any security interest in such assets or property and no foreign intellectual property filings or searches shall be required.
SECTION 3. REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make and continue to make their respective Loans to the Borrower thereunder, each Grantor hereby represents and warrants to each Secured Party that:
3.1.    Representations in Credit Agreement. In the case of each Guarantor, all representations and warranties set forth in Article VII of the Credit Agreement which relate to or are contemplated to be made by any Credit Party are hereby incorporated herein by reference, are true and correct as of the date on which such representations and warranties are made or deemed made pursuant to the Credit Agreement, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.
3.2.    Title; No Other Liens. No financing statement or other public notice or record of a Lien with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are expressly permitted by the terms of the Credit Agreement, including, without limitation, those made to create, evidence and/or perfect Permitted Liens. For the avoidance of doubt, it is understood and agreed that any Grantor may, in the ordinary course of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Credit Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property.

3.3.    Jurisdiction of Organization; Chief Executive Office. Each Grantor represents and warrants to the Secured Parties as of the Closing Date (other than with respect to clause (e) below) as follows: (a) such Grantor’s exact legal name is that indicated on Schedule 2 and on the signature page hereof, (b) such Grantor is an organization of the type, and is organized in the jurisdiction, set forth on Schedule 2, (c) Schedule 2 accurately sets forth such Grantor’s organizational identification number or accurately states that such Grantor has none, (d) Schedule 2 accurately sets forth such Grantor’s place of business or, if more than one, its chief executive office, as well as such Grantor’s mailing address, if different, and (e) there has been no change in any of such information since the date of this Agreement except as has been previously disclosed to the Administrative Agent to the extent required by Section 4.4.
3.4.    Perfected Priority Liens. As of the most recent Applicable Date, the security interests granted pursuant to this Agreement (i) upon completion of the filing of the Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations and other actions specified on Schedule 3 and (ii) upon completion of the filing of an appropriate notice with the United States Patent and Trademark Office (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to or prepared by the Administrative Agent in completed and duly executed form to the extent applicable), to the extent such actions described under the foregoing clauses (i) and (ii) are sufficient to perfect the Collateral under Article 9 of the UCC, will constitute legal and valid perfected security interests in all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as collateral security for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of each Grantor and any Persons purporting to purchase any Collateral from any Grantor, except as enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and are prior to all other Liens on the Collateral except for Permitted Liens. Such Uniform Commercial Code financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent for filing in each applicable governmental, municipal or other office specified on Schedule 3 (as of the most recent Applicable Date), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all Collateral in which the security interest may be perfected by such filing, recording or registration in the United States, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary, except as provided under applicable law with respect to the filing of continuation statements.
3.5.    Investment Property.
(3)     As of the most recent Applicable Date, as more fully set forth on Schedule 4 and subject to Section 2.2, the shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor.

(b)    All the shares of the Pledged Stock issued by any Subsidiary of any Grantor have been duly and validly issued and are fully paid and nonassessable.
(c)    Each of the Pledged Notes constituting Collateral issued by any Subsidiary of any Grantor constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(d)    Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, prior to all other Liens on such Collateral except for Permitted Liens.
(e)    As of the Closing Date, all existing certificates representing Pledged Stock pledged by such Grantor hereunder (if such securities are certificated securities for purposes of Article 8 of the UCC), accompanied by instruments of transfer and undated stock powers endorsed in blank, have been delivered to the Administrative Agent in accordance with Section 4.5.
3.6.    Instruments, Promissory Notes and Chattel Paper.
(a)    No Indebtedness owed to any Grantor in excess of $2,000,000 is evidenced by one or more Instruments, promissory notes or Chattel Paper which has not been delivered, together with instruments of transfer with respect thereto endorsed in blank, to the Administrative Agent.
(b)    Subject to the provisions set forth herein and in the Credit Agreement, all Indebtedness (i) by a Grantor to any other Grantor or (ii) by a Grantor to any Subsidiary of a Grantor that is not a Grantor in excess of $2,000,000 is evidenced by one or more Intercompany Notes, and such notes have been delivered, together with instruments of transfer with respect thereto endorsed in blank, to the Administrative Agent.
3.7.    Intellectual Property.
(a)    As of the most recent Applicable Date, Schedule 5 lists all items of registered Intellectual Property and applications for registered Intellectual Property owned by such Grantor in its own name.
(b)    As of the most recent Applicable Date, all registered Intellectual Property material to the business of such Grantor and described on Schedule 5 is subsisting and unexpired and, to the knowledge of such Grantor, valid and enforceable, and no such registered Intellectual Property of such Grantor has been abandoned.
(c)    [Reserved].
(d)    No holding, decision or judgment has been rendered by any Governmental Authority which would, in any respect, limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property material to the conduct of any Grantor’s business, other than as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(e)    Except as could not reasonably be expected to have a Material Adverse Effect, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, (i) seeking to limit, cancel or question the validity of any Intellectual Property material to the conduct of any Grantor’s business, or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, is reasonably likely to have a Material Adverse Effect on any Intellectual Property material to the conduct of any Grantor’s business.
3.8.    Commercial Tort Claims.
(a)    As of the most recent Applicable Date, no Grantor has rights in any Commercial Tort Claim for an amount in excess of $2,000,000 for all such claims, except as set forth on Schedule 6.
(b)    Upon the granting to Administrative Agent of a security interest in any Commercial Tort Claim pursuant to Section 4.9, such security interest will constitute a valid perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, as Collateral for the Secured Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for Permitted Liens.
SECTION 4. COVENANTS
Each Grantor hereby covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Termination Date:
4.1.    Covenants in Credit Agreement. Such Grantor shall (a) do each of the things set forth in the Credit Agreement that a Credit Party agrees and covenants to do and/or, in the case of each Grantor that is a Subsidiary, that a Credit Party agrees and covenants to cause its Subsidiaries and/or any Guarantor to do, and (b) not do each of the things set forth in the Credit Agreement that a Credit Party agrees and covenants not to do and/or, in the case of each Grantor that is a Subsidiary, that a Credit Party agrees and covenants to cause its Subsidiaries and/or any Guarantor not to do, in each case, fully as though such Grantor was a party thereto, and such agreements and covenants are incorporated herein by this reference, mutatis mutandis.
4.2.    Delivery of Instruments, Promissory Notes, Chattel Paper and Electronic Chattel Paper.
(a)    Without limiting Section 4.5, if any amount in excess of $2,000,000 in the aggregate for all such Collateral, payable under or in connection with any Collateral shall be or become evidenced by an Instrument (other than checks received in the ordinary course of business), promissory note or tangible Chattel Paper, such Instrument, promissory note or tangible Chattel Paper shall promptly (and in any event no later than seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion) be delivered to the Administrative Agent, together with such instruments of transfer with respect thereto endorsed in blank as the Administrative Agent may reasonably request, to be held for the benefit of the Secured Parties, as Collateral under this Agreement.
(b)     If any amount in excess of $2,000,000 in the aggregate payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by electronic chattel paper, such Grantor shall take all steps reasonably necessary to grant the Administrative Agent control of all such electronic chattel paper for the purposes of Section 9-105 of the UCC (or any similar section under any equivalent UCC) and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act, promptly (and in any event no later than seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion) after such Collateral is acquired or created.
(c)    All Indebtedness with a principal amount in excess of $2,000,000 of such Grantor or any of its Subsidiaries that is owing to any other Grantor and that is evidenced by one or more Intercompany Notes shall promptly (and in any event no later than seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion) be delivered to the Administrative Agent, together with such instruments of transfer with respect thereto endorsed in blank as the Administrative Agent may reasonably request, to be held for the benefit of the Secured Parties, as Collateral under this Agreement.
4.3.    Maintenance of Perfected Security Interest; Further Documentation.
(a)    Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.4 and use commercially reasonable efforts to shall defend such security interest against the material claims and demands of all Persons whomsoever.
(b)    At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly, and in any event no later than seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.
4.4.    Changes in Locations, Name, etc. Such Grantor shall provide notice within seven (7) Business Days (or such longer period as the Administrative Agent may agree in its sole discretion) to the Administrative Agent following taking the actions described under clauses (a) and (b) below:
(a)    change the location of its chief executive office or sole place of business from that referred to in Section 3.4; or

(b)    change its legal name, jurisdiction of organization, type of organization, identity or corporate structure.
4.5.    Investment Property.
(a)    If such Grantor shall be or become entitled to receive or shall receive any certificate in respect of any Pledged Stock (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization of such Pledged Stock), option or rights in respect of any Pledged Stock, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same for the benefit of the Secured Parties and promptly (and in any event no later than seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion) deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock transfer power covering such certificate duly executed in blank by such Grantor and otherwise in form and substance reasonably satisfactory to Administrative Agent, to be held by the Administrative Agent as additional Collateral for the Secured Obligations. In case any distribution shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property, the property so distributed shall be delivered to the Administrative Agent promptly (and in any event within seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion) of its receipt, to be held by it as additional Collateral for the Secured Obligations.
(b)    Other than to the extent otherwise permitted under the Credit Agreement, such Grantor shall not grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Investment Property to any Person other than the Administrative Agent.
(c)    In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) with respect to the Investment Property issued by it.
4.6.    Receivables. Other than in the ordinary course of business or otherwise as a result of the exercise of reasonable business judgment, such Grantor will not (a) grant any extension of the time of payment of any Receivable, (b) compromise or settle any Receivable for less than the full amount thereof, (c) release, wholly or partially, any Person liable for the payment of any Receivable, (d) allow any credit or discount whatsoever on any Receivable, or (e) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.
4.7.    Intellectual Property. With respect to each item of Intellectual Property in the Collateral referenced below that is material to the conduct of any Grantor’s business:

(a)    With respect to each such Trademark, material to such Grantor’s business, such Grantor (either itself or through licensees) will, in its reasonable business judgment, to the extent necessary or useful in the conduct of its business, (i) continue to use each such Trademark on each and every trademarked class of goods applicable to its then current lines of products and services as reflected in its current catalogs, brochures, price lists and other sales materials to the extent necessary to maintain such Trademark in full force and effect free from any reasonable claim of abandonment for non-use, (ii) maintain the quality of products and services offered under each such Trademark, (iii) reasonably use each such Trademark with the appropriate notice of registration and all other notices and legends required by Applicable Laws, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark is reasonably likely to become invalidated or materially impaired in any way.
(b)    Such Grantor (either itself or through licensees) will not, except as its reasonable business judgment otherwise dictates otherwise, do any act, or knowingly omit to do any act, whereby any such Patent material to such Grantor’s business is reasonably likely to become forfeited, abandoned or dedicated to the public.
(c)    Such Grantor (either itself or through licensees) ( will not (and will not permit any licensee or sublicensee thereof to), except as its reasonable business judgment otherwise dictates otherwise, do any act or knowingly omit to do any act whereby any such Copyright material to such Grantor’s business is reasonably likely to become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees), except as its reasonable business judgment otherwise dictates otherwise, do any act whereby any such Copyright material to such Grantor’s business may fall into the public domain (other than by expiration).
(d)    Such Grantor (either itself or through licensees) will not, except as its reasonable business judgment otherwise dictates otherwise, do any act that knowingly infringes the intellectual property rights of any other Person.
(e)    Such Grantor will in its reasonable business judgment, to the extent necessary or useful in the conduct of its business, take all reasonably necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of such Intellectual Property material to such Grantor’s business, including, without limitation, paying of maintenance fees, filing of applications for renewal, affidavits of use and affidavits of incontestability.
(f)    Such Grantor shall, except as its reasonable business judgment otherwise dictates, take the actions reasonably necessary to protect the confidentiality of Trade Secrets material to such Grantor’s business and its rights therein.
(g)    Such Grantor shall notify the Administrative Agent reasonably promptly if it knows that any United States Patent, Trademark or Copyright, owned by such Grantor and that is material Intellectual Property, and is the subject of an application or registration, has or is reasonably likely to become abandoned, lost or dedicated to the public (except by expiration), or of any materially adverse and final determination (including the institution of, or any such materially adverse and final determination in, any proceeding in the United States Patent and Trademark Office or United States Copyright Office, as applicable, in connection with the prosecution of any application for issuance of a Patent or registration of a Trademark or Copyright) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.
(h)    Such Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property that constitutes Collateral after the Closing Date, (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such Intellectual Property shall automatically become Intellectual Property subject to the terms and conditions of this Agreement, except, with respect to each (i) and (ii) above, if such interest in Intellectual Property is obtained under a license from a third party under which the grant of a security interest would not be permitted.
4.8.    Intellectual Property Filing. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the issuance or registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright Office, such Grantor shall report such filing to the Administrative Agent together with the delivery of the compliance certificate as required by Section 8.01(d) of the Credit Agreement; provided, that, upon receipt from the United States Copyright Office of notice of registration of any Copyright(s), such Grantor shall promptly (but no later than seven (7) Business Days following such receipt) notify Administrative Agent of such registration by delivering, or causing to be delivered to Administrative Agent, via overnight courier, electronic mail or telefacsimile at the addresses designated in the Credit Agreement, documentation sufficient for Administrative Agent to perfect Administrative Agent’s Liens on such Copyright(s). Upon the reasonable request of the Administrative Agent, such Grantor shall execute and deliver promptly (and in any event within seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion) in recordable form, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Administrative Agent’s Lien on any issued Patent, registered Copyright or registered Trademark or any application therefor owned by such Grantor and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.
4.9.    Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim for an amount in excess of $2,000,000 in the aggregate for all such claims, such Grantor shall promptly (and in any event within seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion, after obtaining such Commercial Tort Claim) notify the Administrative Agent in writing, and upon the request of the Administrative Agent, promptly (and in any event within seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion, after such request) amend Schedule 6 and hereby authorizes the Administrative Agent to do such acts or things deemed reasonably necessary or desirable by the Administrative Agent to give the Administrative Agent a first priority (subject only to Permitted Liens) perfected security interest in any such Commercial Tort Claim. Without limiting the foregoing, such Grantor agrees that the notice described in the first sentence of this Section 4.9 shall constitute the grant to Administrative Agent by such Grantor of a first priority (subject only to Permitted Liens) security interest in the Commercial Tort Claim described therein.

4.10.    Letter-of-Credit Rights. If any Grantor is, now or at any time hereafter, a beneficiary under a letter of credit having a face amount of $3,000,000 or more for all such letters of credit, such Grantor shall promptly (but in any event within seven (7) Business Days, or such longer period as the Administrative Agent may agree in its sole discretion) notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, such Grantor shall promptly, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (a) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of the letter of credit, or (b) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of the letter of credit are to be applied as provided in the Credit Agreement.
4.11.    Further Assurances; Pledge of Instruments. At the sole expense of such Grantor and subject to Section 2.2 and the limitations set forth elsewhere herein, such Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Administrative Agent may reasonably request to obtain the full benefits of this Agreement and of the rights and powers herein granted, which shall in any case include, but shall not be limited to: (a) using commercially reasonable efforts if reasonably required by the Administrative Agent to secure all consents and approvals necessary or appropriate for the grant of a security interest to the Administrative Agent in any Material Contract held by such Grantor or in which such Grantor has any right or Administrative not heretofore assigned, (b) authorizing the filing of and delivering and causing to be filed any financing or continuation statements under the UCC with respect to the security interests granted hereby, (c) filing or reasonably cooperating with the Administrative Agent in filing any forms or other documents required to be recorded with the United States Patent and Trademark Office, the United States Copyright Office, (d) at the Administrative Agent’s reasonable request, transferring such Grantor’s Collateral to the Administrative Agent’s possession (if a security interest in such Collateral can be perfected by possession under the UCC), (e) [reserved] and (f) upon the Administrative Agent’s reasonable request, executing and delivering or causing to be delivered written notice to insurers of the Administrative Agent’s security interest in, or claim in or under, any policy of insurance (including unearned premiums). Such Grantor also hereby authorizes the Administrative Agent to file any such financing or continuation statement.
SECTION 5. REMEDIAL PROVISIONS
5.1.    Certain Matters Relating to Receivables.
(a)    After the occurrence and during the continuance of an Event of Default, (i) the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications, and (ii) upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall promptly cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b)    The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authorization at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor for the benefit of the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
(c)    At the Administrative Agent’s reasonable request after the occurrence and during the continuance of an Event of Default, each Grantor shall promptly deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.
5.2.    Communications with Obligors; Grantors Remain Liable.
(a)    The Administrative Agent in its own name, its designee’s, or in the name of the applicable Grantor may at any time after the occurrence and during the continuance of an Event of Default, or if the Administrative Agent believes, in good faith, that any information as to Receivables provided by such Grantor is incorrect in any material respects communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts.
(b)    Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall promptly notify obligors of the Receivables and parties to the Contracts that the Receivables and the Contracts have been assigned to the Administrative Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.
(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
5.3.    Pledged Stock.
(a)    Unless an Event of Default shall have occurred and be continuing and such Grantor shall have received prior written notice from the Administrative Agent of its intent to enforce its rights under Section 5.3(b), each Grantor shall be permitted to receive dividends and other distributions in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business or otherwise as a result of the exercise of reasonable business judgment of the relevant Issuer, to the extent permitted by the Credit Agreement, and to exercise all voting and other rights with respect to the Investment Property; provided, that no vote shall be cast or other organizational right exercised or other action taken which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Credit Document.
(b)    If an Event of Default shall have occurred and be continuing and the Administrative Agent shall give prior written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any and all dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Secured Obligations in the order set forth in Section 5.02(f) of the Credit Agreement, and (ii) any or all of the Investment Property shall be registered in the name of the Administrative Agent or its nominee, and the Administrative Agent or its nominee may exercise (1) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (2) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange, at its discretion, any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Administrative Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.
(c)    Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (1) states that an Event of Default has occurred and is continuing and (2) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying and shall have no duty or right to inquire as to the Administrative Agent’s authority to give such instruction, and (ii) when required hereby, pay any dividends or other payments with respect to the Investment Property directly to the Administrative Agent.

5.4.    Proceeds to be Turned Over to Administrative Agent. In addition to the rights of the Administrative Agent specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall have occurred and be continuing and the Administrative Agent shall so notify the Grantor in question, such Grantor shall immediately comply with Section 8.12(b) of the Credit Agreement for benefit of the Administrative Agent, and all collections on such Receivables shall forthwith (and in any event within two (2) Business Days), upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds, while held by the Administrative Agent in a Collateral Account (or by such Grantor for the benefit of the Secured Parties), shall continue to be held as Collateral for all the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.
5.5.    Application of Proceeds. If an Event of Default shall have occurred and be continuing, at the Administrative Agent’s election, the Administrative Agent may, at any such time, apply all or any part of the Proceeds of Collateral, whether or not held in any Collateral Account, in payment of the Secured Obligations in the order set forth in Section 5.02(f) of the Credit Agreement.
5.6.    UCC and Other Remedies. If an Event of Default shall have occurred and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other Applicable Law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or as otherwise required herein) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such commercially reasonable terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit, or for future delivery, without assumption of any credit risk. Any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations in accordance with Section 5.5, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9‑615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. Each Grantor hereby acknowledges that the Secured Obligations arose out of a commercial transaction, and agrees that if an Event of Default shall have occurred and be continuing, Administrative Agent shall have the right to an immediate writ of possession without notice of a hearing. Administrative Agent shall have the right to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by Administrative Agent. To the extent permitted by Applicable Law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.
5.7.    Sales of Pledged Stock.
(a)    Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that selling collateral in a private sale as opposed to a public sale shall not be deemed to make such sale other than in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.
(b)    Each Grantor agrees to use commercially reasonable efforts to promptly do or cause to be done all such other acts requested by the Administrative Agent as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any and all other Applicable Laws.
5.8.    Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.
5.9.    Grant of License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article V at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral), and only during the continuance of an Event of Default, each Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, an irrevocable (during the term of this Agreement), non-exclusive worldwide license (exercisable only during the continuance of an Event of Default and without payment of royalty or other compensation to any Grantor) in Intellectual Property included in the Collateral, including in such license the right to use, license, sublicense or practice any such Intellectual Property or any Permit now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof (provided that, with respect to Software and programs owned by a third party and licensed to such Grantor, such access is not prohibited under the applicable license agreement between such third party and such Grantor) and (b) irrevocably agrees that the Administrative Agent may (in its own name or with the name of Grantor) sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to such Grantor and any Inventory that is covered by any Copyright owned by or licensed to such Grantor or any Inventory or Permit and the Administrative Agent may (but shall have no obligation to) finish any work in process and affix any Trademark owned by or licensed to such Grantor and sell such Inventory as provided herein; provided, however, that nothing in this Section 5.9 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document evidencing, giving rise to a right to use or therefore granted with respect to such property; provided, further, that such licenses granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks.
SECTION 6. THE ADMINISTRATIVE AGENT
6.1.    Administrative Agent’s Appointment as Attorney-in-Fact, etc.
(a)    Each Grantor hereby irrevocably appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following actions upon the occurrence and during the continuation of any Event of Default, in each case at the Administrative Agent’s sole option until the Termination Date:

(i)    in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;
(ii)    to enforce all of such Grantor’s rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Administrative Agent (for the benefit of the Secured Parties) as contemplated hereby and under the other Credit Documents and to enter into such other agreements as may be necessary or appropriate in the judgment of the Administrative Agent;
(iii)    in the case of any Intellectual Property that constitutes Collateral, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
(iv)    pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs to the Collateral and obtain any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof, which amounts shall constitute Secured Obligations;
(v)    execute, in connection with any sale provided for in Sections 5.6 or 5.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
(vi)    (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark that constitutes Collateral (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; (8) perform any obligations of any Grantor under any Contract; and (9) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and
(vii)    to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Administrative Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Administrative Agent (for the benefit of the Secured Parties) hereunder and under the other Credit Documents.
(b)    If any Grantor fails to perform or comply with any of its agreements contained herein or in any other Credit Document and an Event of Default is continuing, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
(c)    The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, shall be payable by such Grantor to the Administrative Agent within ten (10) Business Days after written demand.
(d)    Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
6.2.    Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. No Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
6.3.    Financing Statements. Pursuant to any Applicable Law, each Grantor authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under this Agreement. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property”, “all assets” or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or the Uniform Commercial Code of any other applicable state, in any such financing statements.
6.4.    Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 7. MISCELLANEOUS
7.1.    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 12.01 of the Credit Agreement; provided that the Schedules to this Agreement may be amended or supplemented by any Grantor at any time by delivering such amended or supplemented schedule to the Administrative Agent.
7.2.    Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 12.02 of the Credit Agreement.
7.3.    No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
7.4.    Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.
7.5.    Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent and each Secured Party at any time and from time to time after the occurrence and during the continuance of an Event of Default, upon any amount becoming due and payable by such Grantor hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Administrative Agent or such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Administrative Agent or such Secured Party hereunder and claims of every nature and description of the Administrative Agent or such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Credit Document or otherwise, as the Administrative Agent or such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party, or Administrative Agent on their behalf, shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 7.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have and are subject to any applicable limitations set forth in the Credit Agreement.
7.6.    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy, PDF and/or in any other electronic form), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
7.7.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
7.8.    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
7.9.    Integration. This Agreement and the other Credit Documents represent the entire agreement of the Grantors and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any party hereto relative to the subject matter hereof and thereof not expressly set forth or referred to herein or in the other Credit Documents.

7.10.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
7.11.    Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non‑exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States District Court for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court, and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the address provided for in Section 7.2;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.11 any special, exemplary, punitive or consequential damages.
7.12.    Acknowledgements. Each party hereto hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents to which it is a party;
(b)    no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.
7.13.    Additional Grantors. Each Subsidiary of any Credit Party that is required to become a party to this Agreement pursuant to Section 8.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto (“Assumption Agreement”).

7.14.    Releases of Guarantees and Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Secured Party except as expressly required by Section 12.01 of the Credit Agreement) to take any action requested by the Grantor having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 12.01 of the Credit Agreement, or (ii) under the circumstances described in paragraph (b) below.
(b)    On the Termination Date, the Collateral shall be released from the Liens created by this Agreement and the other Security Documents, and this Agreement and the other Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor under this Agreement and the other Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
(c)    In each case as specified in this Section 7.14, the Administrative Agent will (and each Lender irrevocably authorizes and directs the Administrative Agent to), at the Grantors’ request and expense, (i) execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Administrative Agent’s Liens and all notices of security interests and liens previously filed by the Administrative Agent and (ii) deliver all possessory collateral in the Administrative Agent’s possession, custody or control to the Borrower (or the Borrower’s designee), and (iii) execute and deliver to the applicable Credit Party such other documents as such Credit Party may reasonably request to evidence the release of such item of Collateral or obligation from the assignment, lien or security interest granted under the Security Documents, in each case in accordance with the terms of the Credit Documents and this Section 7.14.
7.15.    WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
[Signature Page Follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.
EVOLENT HEALTH LLC.,
a Delaware limited liability company
By: /s/Jonathan Weinberg
Name: Jonathan Weinberg
Title: Secretary
EVOLENT HEALTH, INC.,
a Delaware corporation
By: /s/ Jonathan Weinberg
Name: Jonathan Weinberg
Title: Secretary
EH HOLDING COMPANY, INC.,
a Delaware corporation
By: /s/ Jonathan Weinberg
Name: Jonathan Weinberg
Title: Secretary
EVOLENT CARE PARTNERS HOLDING COMPANY, INC.,
a Delaware corporation
By: /s/ Jonathan Weinberg
Name: Jonathan Weinberg
Title: Secretary

[Signature Page to Security Agreement]

NCIS HOLDINGS, INC.,
a Delaware corporation
By: /s/ Jonathan Weinberg
Name: Jonathan Weinberg
Title: Secretary
NCH MANAGEMENT SYSTEMS, INC.,
a California corporation
By: /s/ Jonathan Weinberg
Name: Jonathan Weinberg
Title: Secretary
EVOLENT CARE PARTNERS OF TEXAS, INC.,
a Texas corporation
By: /s/ Jonathan Weinberg
Name: Jonathan Weinberg
Title: Secretary

[Signature Page to Security Agreement]

ACCEPTED:
ARES CAPITAL CORPORATION,
a Maryland corporation
By: /s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[Signature Page to Security Agreement]

Schedule 1
PLEDGED NOTES

Name of Pledgor	Name of Note Issuer	Amount	Maturity Date
Evolent Health LLC	University Health Care, Inc.	$40,000,000	7/1/2025

Schedule 2
LEGAL NAME; JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE

Legal Name of Grantor	Type of Organization	Jurisdiction of Organization	Organizational Number	Chief Executive Office
Evolent Health, Inc.	Corporation	Delaware	5657253	800 N. Glebe Rd., Suite 500 Arlington, VA 22203
Evolent Health LLC	Limited liability company	Delaware	5021826	800 N. Glebe Rd., Suite 500 Arlington, VA 22203
EH Holding Company, Inc.	Corporation	Delaware	6514819	800 N. Glebe Rd., Suite 500 Arlington, VA 22203
NCIS Holdings, Inc.	Corporation	Delaware	4811737	675 Placentia Ave, Suite 300, Brea, CA 92821
NCH Management Systems, Inc.	Corporation	California	C2373483	675 Placentia Ave, Suite 300, Brea, CA 92821
Evolent Care Partners Holding Company, Inc.	Corporation	Delaware	7650527	800 N. Glebe Rd., Suite 500 Arlington, VA 22203
Evolent Care Partners of Texas, Inc.	Corporation	Texas	803442698	800 N. Glebe Rd., Suite 500 Arlington, VA 22203

Schedule 3
FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS
UCC Filings
[List each office where a financing statement is to be filed]

Grantor	Jurisdictions
Evolent Health, Inc.	Delaware
Evolent Health LLC	Delaware
EH Holding Company, Inc.	Delaware
NCIS Holdings, Inc.	Delaware
NCH Management Systems, Inc.	California
Evolent Care Partners Holding Company, Inc.	Delaware
Evolent Care Partners of Texas, Inc.	Texas

Patent and Trademark Filings
IP Security Agreements on IP listed on Schedule 5 hereto will be filed with USPTO.

Schedule 4
PLEDGED STOCK

Grantor (Pledgor)	Issuer of Pledged Stock	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Percentage of Class Pledged	Certificate No(s).
Evolent Health, Inc.	Evolent Health LLC	N/A	common units	100%	100%	N/A
Evolent Health LLC	EH Holding Company, Inc.	100	common shares	100%	100%	1
Evolent Health LLC	NCIS Holdings, Inc.	N/A	common shares	100%	100%	N/A
NCIS Holdings, Inc.	NCH Management Systems, Inc.	N/A	common shares	100%	100%	N/A
Evolent Health LLC	Evolent Care Partners Holding Company, Inc.	100	common shares	100%	100%	1
Evolent Care Partners Holding Company, Inc.	Evolent Care Partners of Texas, Inc.	100	common shares	100%	100%	1
Evolent Health LLC	Evolent Health International Private Limited	TBD	common shares	99.998%	65%	TBD

Schedule 5
INTELLECTUAL PROPERTY AND IP LICENSES
I.    Copyrights and Copyright Licenses:
None
II.    Patents, Patent Applications and Patent Licenses:
None
III.    Trademarks, Trademark Applications and Trademark Licenses:

OWNER	MARK	COUNTRY	SERIAL NO.	REG DATE (APP DATE)	REG. NO. (APP NO.)
EVOLENT HEALTH LLC	VQUEST	USA	86750087	12/17/2019	5938234
EVOLENT HEALTH LLC	VISION	USA	86750084	(9/8/2015)	N/A
EVOLENT HEALTH LLC	VMINE	USA	86750062	8/20/2019	5839929
EVOLENT HEALTH LLC	SHOP2MANAGE	USA	86623596	10/25/2016	5069535
EVOLENT HEALTH LLC	ADVANCE WITH CONFIDENCE	USA	86039265	12/8/2015	4867503
EVOLENT HEALTH LLC	ALDERA	USA	86039256	8/25/2015	4800263
EVOLENT HEALTH LLC	ALDERA	USA	86039077	8/25/2015	4800262
EVOLENT HEALTH LLC	EVOLENT HEALTH	USA	86464635	3/8/2016	4912079
EVOLENT HEALTH LLC	LEAP LEADERSHIP EDUCATION APPLIED TO YOUR PRACTICE	USA	86366615	8/11/2015	4791890

OWNER	MARK	COUNTRY	SERIAL NO.	REG DATE (APP DATE)	REG. NO. (APP NO.)
EVOLENT HEALTH LLC	EVOLENT	USA	85444384	4/23/2013	4325213
EVOLENT HEALTH LLC	ACCELEHEALTH	USA	76593378	9/20/2005	2996693
EVOLENT HEALTH LLC	THE POWER TO COMBINE	USA	75622250	2/20/2001	2430349
EVOLENT HEALTH LLC		USA	75614115	12/5/2000	2411275
EVOLENT HEALTH LLC	VALENCE HEALTH	USA	75613290	11/28/2000	2409342
EVOLENT HEALTH LLC	ABOVEHEALTH	USA	75705146	12/16/2003	2795110
NCH MANAGEMENT SYSTEMS, INC.	NEW CENTURY HEALTH	USA	85505343	04/08/2014	4508817
NCH MANAGEMENT SYSTEMS, INC.	NEW CENTURY HEALTH	USA	85492236	04/29/2014	4519879
NCH MANAGEMENT SYSTEMS, INC.	CARE NAVIGATOR PRIVATE LABEL	USA	85492228	03/25/2014	4500167
NCH MANAGEMENT SYSTEMS, INC.	CARE NAVIGATOR PLUS	USA	85492221	03/25/2014	4500166

OWNER	MARK	COUNTRY	SERIAL NO.	REG DATE (APP DATE)	REG. NO. (APP NO.)
NCH MANAGEMENT SYSTEMS, INC.	CARE NAVIGATOR	USA	85492215	03/25/2014	4500165

Trademark Applications Owned:

OWNER	MARK	COUNTRY	CLASS	APPLICATION NO.
EVOLENT HEALTH LLC	VISION	USA	42	86750084

Schedule 6
COMMERCIAL TORT CLAIMS
None.

Annex I
to
Security Agreement
ASSUMPTION AGREEMENT (this “Assumption Agreement”), dated as of ________________, 20__, made by __________________, a ___________ corporation (the “Additional Grantor”), in favor of ARES CAPITAL CORPORATION, a Maryland corporation, as administrative agent and collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) acting pursuant to this Assumption Agreement for the benefit of the Secured Parties (as defined in the Credit Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :
WHEREAS, reference is made to that certain Credit Agreement, dated as of December 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among EVOLENT HEALTH, INC., a Delaware corporation (“Parent”), EVOLENT HEALTH LLC, a Delaware limited liability company (the “Borrower”), its Subsidiaries signatory thereto as guarantors or hereafter designated as Guarantors pursuant to Section 8.11 of the Credit Agreement, the lenders from time to time party thereto (each a “Lender” and, collectively, the “Lenders”), and the Administrative Agent;
WHEREAS, in connection with the Credit Agreement, the Credit Parties (other than the Additional Grantor) have entered into the Security Agreement, dated as of December 30, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Administrative Agent, for the benefit of the Secured Parties;
WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Security Agreement; and
WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Security Agreement;
NOW, THEREFORE, IT IS AGREED:
1.    Security Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.13 of the Security Agreement, hereby becomes a party to the Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby (a) grants, pledges, collaterally assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, a security interest in the Collateral (as defined in the Security Agreement), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, mandatory prepayment or otherwise) of its Secured Obligations, and (b) expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule[s] [___] to the Security Agreement. The Additional Grantor hereby represents and warrants that, with respect to the Additional Grantor, each of the representations and warranties contained in Section 3 of the Security Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
2.    GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
3.    No Novation or Release. Nothing in this Assumption Agreement shall be construed to release any other Grantor at any time party to the Security Agreement from its obligations and liabilities thereunder or otherwise affect any of such other Grantor’s obligations or liabilities under any Credit Document.
IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.
[ADDITIONAL GRANTOR],
a ______________________
By:
Name:
Title:

Annex I - 2

Annex 1-A
[INSERT INFORMATION TO BE ADDED TO
THE APPLICABLE SECURITY AGREEMENT SCHEDULES]

Annex I - 3